Exhibit 99.1
For Immediate Release
Builders FirstSource Reports Third Quarter 2011 Results
October 20, 2011 (Dallas, TX) — Builders FirstSource, Inc. (NasdaqGS: BLDR), a leading supplier and manufacturer of structural and related building products for residential new construction in the United States, today reported its results for the third quarter ended September 30, 2011.

	Third Quarter Financial Highlights (unaudited)
	Third			Third
	Quarter		Diluted	Quarter		Diluted
	2011		Per Share	2010		Per Share
Sales	$217.2	million		$180.4	million
Loss from continuing operations	$(11.5	) million	$(0.12)	$(19.7	) million	$(0.21)

Included in the calculation of loss from continuing operations:
Tax valuation allowance	$4.7	million	$0.05	$7.2	million	$0.08

Adjusted loss from continuing operations	$(6.8	) million	$(0.07)	$(12.4	) million	$(0.13)

Adjusted EBITDA*	$(0.7	) million		$(8.3	) million

*	See reconciliation attached.
“Despite the continued sluggish housing market, we saw strong improvement in our third quarter 2011 results as our Adjusted EBITDA loss decreased to only $0.7 million, our best operating performance since the third quarter of 2007. This also marks the third consecutive quarter of improved Adjusted EBITDA results when compared to the same quarter of the prior year, in spite of a very weak housing market,” said Floyd Sherman, Builders FirstSource Chief Executive Officer. “We finished the current quarter with $217.2 million in sales, up 20.4 percent over the prior year, and improved our Adjusted EBITDA results by $7.6 million.”
Mr. Sherman continued, “Though our financial results have continued to show improvement, the housing market remains very challenging, as does the overall state of the economy. The seasonally adjusted annual rate for U.S. single-family housing starts in September 2011 was 425,000, which is down 4.9 percent when compared to September 2010. For the current quarter, actual U.S. single-family housing starts were down 1.4 percent as compared to the third quarter of 2010. In the South Region, as defined by the U.S. Census Bureau, and which includes all of our markets, actual single-family housing starts were up 5.1 percent, while units under construction declined 10.2 percent for the current quarter. Since our potential for revenue begins once a start converts to a unit under construction, we believe the 20.4 percent sales increase during the quarter represents a significant improvement in our financial and operational performance in an otherwise weak housing environment.”

Builders FirstSource Reports Third Quarter 2011 Results (continued)
Commenting on the current quarter, Chad Crow, Builders FirstSource Senior Vice President and Chief Financial Officer, added, “Our gross margin percentage was 20.5%, up 0.8 percentage points from 19.7% in the third quarter of 2010. The improvement is primarily attributable to higher sales volume combined with a decrease in fixed costs within cost of goods sold.” Mr. Crow added, “Our liquidity at the end of the current quarter was approximately $100 million, which consisted of $52.9 million in available cash and $47.1 million in borrowing availability under our revolving credit facility. Cash used in the current quarter was approximately $10.2 million. Of this $10.2 million, $2.9 million was due to an increase in working capital, the result of higher sales during the quarter, while $1.1 million related to capital expenditures. The remaining $6.2 million was used to fund operating losses and cash interest expense, which is a $7.5 million improvement over the $13.7 million of cash used to fund operating losses and interest in the third quarter of 2010. This $7.5 million improvement is due largely to the increase in our sales for the current quarter, as well as improved gross margins.”
Third Quarter 2011 Results Compared to Third Quarter 2010
(See accompanying financial schedules for full financial details and reconciliations of Non-GAAP financial measures to their GAAP equivalents.)
•	Sales were $217.2 million compared to $180.4 million last year, an increase of $36.8 million, or 20.4 percent. We estimate sales increased approximately 22 percent due to increased sales volume, and was partially offset by commodity price deflation.

•	Gross margin percentage was 20.5 percent, up from 19.7 percent, a 0.8 percentage point increase from the third quarter of 2010. Specifically, margins improved 1.1 percentage points due to increased sales volume combined with a decrease of fixed costs in costs of goods sold, which was offset slightly by a 0.4 percentage point decrease in sales price.

•	Selling, general and administrative (“SG&A”) expenses increased $2.6 million, or 5.5 percent from the same quarter last year. As a percentage of sales, SG&A expense, excluding stock compensation expense and the benefit of a $1.2 million litigation settlement recorded in the third quarter of 2010, decreased from 26.4 percent in the third quarter of 2010, to 22.3 percent in 2011. For the current quarter, our salaries and benefits expense, excluding stock compensation expense, was $28.8 million, an increase of $0.3 million when compared to the third quarter of 2010. Delivery expense increased approximately $0.5 million, largely due to higher fuel costs.

•	Interest expense was $5.3 million in the current quarter, a decrease of $1.6 million from the third quarter of 2010, which was primarily due to the expiration of our interest rate swaps during 2011.

•	We recorded $0.3 million of income tax expense in the third quarter of 2011, compared to a $0.5 million income tax benefit in the third quarter of 2010. We recorded an after-tax, non-cash valuation allowance of $4.7 million and $7.2 million in 2011 and 2010, respectively, related to our net deferred tax assets. Absent this valuation allowance, our tax benefit rate would have been 39.2 percent and 38.4 percent in 2011 and 2010, respectively.

•	Loss from continuing operations was $11.5 million, or $0.12 loss per diluted share, compared to $19.7 million, or $0.21 loss per diluted share, for the third quarter of 2010. Excluding the valuation allowance, our loss from continuing operations per diluted share was $0.07 and $0.13 for 2011 and 2010, respectively.

Builders FirstSource Reports Third Quarter 2011 Results (continued)
•	Net loss for the third quarter of 2011 was $11.6 million, or $0.12 loss per diluted share, compared to net loss of $20.5 million, or $0.22 loss per diluted share, in the third quarter of 2010.

•	Diluted weighted average shares outstanding were 95.0 million compared to 94.9 million in the third quarter of 2010.

•	Adjusted EBITDA was a loss of $0.7 million compared to a loss of $8.3 million last year. See reconciliation attached.
Liquidity and Capital Resources
•	Total liquidity at September 30, 2011 was approximately $100 million, which included $52.9 million of available cash and $47.1 million in borrowing availability under our revolver.

•	Capital expenditures in the third quarter of 2011 were $1.1 million, compared to $1.6 million in the third quarter of 2010. Capital expenditures for both years relate primarily to buyouts of expiring vehicle and equipment leases.

•	On October 20, 2011, we repaid the remaining principal balance of $5.3 million on our 2012 notes. Our $150 million senior secured revolving credit facility will mature in December 2012.

•	We expect our fourth quarter to essentially be cash neutral as cash used to fund operations, pay interest and to repay our remaining 2012 notes should largely be offset by seasonal reductions in working capital. As a result, we expect our cash burn for fiscal year 2011 to approximate $50-$55 million, and expect to end the year with total liquidity of approximately $80 million. We continue to explore various financing alternatives in order to strengthen our liquidity position.
Outlook
Mr. Sherman concluded. “Housing demand remains weak due to the struggling economy, high unemployment, and the limited availability of mortgage financing. Though these conditions persist, we are still optimistic about the long-term outlook of our industry, due largely to the increasing disparity between the current low level of housing starts and the on-going housing demand being created by current demographic trends. Due to the dedicated efforts of our employees, we continue to gain market share and improve our results despite the challenging economic conditions we face, and for their efforts, I am sincerely appreciative.”

Builders FirstSource Reports Third Quarter 2011 Results (continued)
Conference Call
Builders FirstSource will host a conference call Friday, October 21, 2011, at 10:00 a.m. Central Time (CT) and will simultaneously broadcast it live over the Internet. To participate in the teleconference, please dial into the call a few minutes before the start time: 888-430-8701 (U.S. and Canada) and 719-457-2620 (international). A replay of the call will be available from 3:00 p.m. through October 26, 2011. To access the replay, please dial 888-203-1112 (U.S. and Canada) and 719-457-0820 (international). Please refer to pass code 8564693. To access the webcast, go to www.bldr.com and click on “Investors.” The online archive of the webcast will be available for approximately 90 days.
About Builders FirstSource

Headquartered in Dallas, Texas, Builders FirstSource is a leading supplier and manufacturer of structural and related building products for residential new construction. The company operates 51 distribution centers and 44 manufacturing facilities in 9 states, principally in the southern and eastern United States. Manufacturing facilities include plants that manufacture roof and floor trusses, wall panels, stairs, aluminum and vinyl windows, custom millwork and pre-hung doors. Builders FirstSource also distributes windows, interior and exterior doors, dimensional lumber and lumber sheet goods, millwork and other building products. For more information about Builders FirstSource, visit the company’s website at www.bldr.com.
Cautionary Notice

Statements in this news release and the schedules hereto that are not purely historical facts or that necessarily depend upon future events, including statements about expected market share gains, plans to reduce costs, forecasted financial performance or other statements about anticipations, beliefs, expectations, hopes, intentions or strategies for the future, may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on forward-looking statements. All forward-looking statements are based upon information available to Builders FirstSource, Inc. on the date this release was submitted. Builders FirstSource, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks or uncertainties related to the Company’s growth strategies, including gaining market share, or the Company’s revenues and operating results being highly dependent on, among other things, the homebuilding industry, lumber prices and the economy. Builders FirstSource, Inc. may not succeed in addressing these and other risks. Further information regarding factors that could affect our financial and other results can be found in the risk factors section of Builders FirstSource, Inc.’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission. Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein.
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Contact:
M. Chad Crow
Senior Vice President and Chief Financial Officer
Builders FirstSource, Inc.
(214) 880-3585
Financial Schedules to Follow

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2011	2010	2011	2010
	(in thousands, except per share amounts)
Sales	$217,194	$180,394	$586,416	$553,250
Cost of sales	172,755	144,865	467,741	449,555

Gross margin	44,439	35,529	118,675	103,695

Selling, general and administrative expenses (includes stock-based compensation expense of $1,665 and $1,097 for the three months ended in 2011 and 2010, respectively, and $3,645 and $3,217 for the nine months ended in 2011 and 2010, respectively)	50,200	47,569	145,866	148,460
Asset impairments	—	839	—	839
Facility closure costs	115	411	2,019	420

Loss from operations	(5,876)	(13,290)	(29,210)	(46,024)
Interest expense, net	5,319	6,910	16,859	24,766

Loss from continuing operations before income taxes	(11,195)	(20,200)	(46,069)	(70,790)
Income tax expense (benefit)	268	(525)	1,917	(995)

Loss from continuing operations	(11,463)	(19,675)	(47,986)	(69,795)
Loss from discontinued operations (net of income tax benefit of $0 for the three months and nine months ended in 2011 and 2010, respectively)	(101)	(795)	(311)	(1,100)

Net Loss	$(11,564)	$(20,470)	$(48,297)	$(70,895)

Basic and diluted net loss per share:
Loss from continuing operations	$(0.12)	$(0.21)	$(0.51)	$(0.77)
Loss from discontinued operations	(0.00)	(0.01)	(0.00)	(0.01)

Net Loss	$(0.12)	$(0.22)	$(0.51)	$(0.78)

Weighted average common shares:
Basic and diluted	94,976	94,895	94,929	90,589

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES
Sales by Product Category
(unaudited)

	Three months ended September 30,
	2011		2010
	(in thousands)

Prefabricated components	$41,038	18.9%	$36,283	20.1%
Windows & doors	51,300	23.6%	40,923	22.7%
Lumber & lumber sheet goods	61,900	28.5%	50,053	27.7%
Millwork	22,174	10.2%	19,605	10.9%
Other building products & services	40,782	18.8%	33,530	18.6%

Total sales	$217,194	100.0%	$180,394	100.0%

	Nine months ended September 30,
	2011		2010
	(in thousands)

Prefabricated components	$112,048	19.1%	$109,434	19.8%
Windows & doors	136,142	23.2%	124,308	22.5%
Lumber & lumber sheet goods	170,749	29.1%	160,640	29.0%
Millwork	61,417	10.5%	59,180	10.7%
Other building products & services	106,060	18.1%	99,688	18.0%

Total sales	$586,416	100.0%	$553,250	100.0%

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(unaudited)

	September 30,	December 31,
	2011	2010
	(in thousands, except per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$52,917	$103,234
Trade accounts receivable, less allowance of $2,138 and $2,444 at September 30, 2011 and December 31, 2010, respectively	81,883	55,631
Other receivables	5,036	4,060
Inventories	71,033	63,810
Other current assets	11,257	8,614

Total current assets	222,126	235,349
Property, plant and equipment, net	49,528	57,068
Goodwill	111,193	111,193
Other assets, net	8,189	9,194

Total assets	$391,036	$412,804

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$62,361	$44,866
Accrued liabilities	29,093	26,284
Current maturities of long-term debt	5,302	5,301

Total current liabilities	96,756	76,451
Long-term debt, net of current maturities	163,764	163,801
Other long-term liabilities	13,508	13,047

Total liabilities	274,028	253,299
Commitments and contingencies Stockholders’ equity:
Preferred stock, $0.01 par value, 10,000 shares authorized; zero shares issued and outstanding	—	—
Common stock, $0.01 par value, 200,000 shares authorized; 96,806 and 96,769 shares issued and outstanding at September 30, 2011 and December 31, 2010, respectively	950	949
Additional paid-in capital	358,836	355,194
Accumulated deficit	(242,778)	(194,481)
Accumulated other comprehensive loss	—	(2,157)

Total stockholders’ equity	117,008	159,505

Total liabilities and stockholders’ equity	$391,036	$412,804

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(unaudited)

	Nine months ended September 30,
	2011	2010
	(in thousands)
Cash flows from operating activities:
Net loss	$(48,297)	$(70,895)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	10,569	11,668
Asset impairments	—	839
Amortization of deferred loan costs	628	5,055
Deferred income taxes	1,692	(1,091)
Bad debt expense	366	650
Net non-cash income from discontinued operations	—	(3)
Stock compensation expense	3,645	3,217
Net gain on sales of assets	(276)	(162)
Changes in assets and liabilities:
Receivables	(27,594)	28,081
Inventories	(7,223)	(10,142)
Other current assets	(2,643)	(1,738)
Other assets and liabilities	340	290
Accounts payable	17,495	6,057
Accrued expenses	3,360	4,048

Net cash used in operating activities	(47,938)	(24,126)

Cash flows from investing activities:
Purchases of property, plant and equipment	(2,735)	(8,183)
Proceeds from sale of property, plant and equipment	394	355

Net cash used in investing activities	(2,341)	(7,828)

Cash flows from financing activities:
Payments of long-term debt and other loans	(36)	(105,176)
Proceeds from rights offering	—	180,107
Payment of recapitalization costs	—	(5,631)
Repurchase of common stock	(2)	(31)

Net cash provided by (used in) financing activities	(38)	69,269

Net change in cash and cash equivalents	(50,317)	37,315
Cash and cash equivalents at beginning of period	103,234	84,098

Cash and cash equivalents at end of period	$52,917	$121,413

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures to their GAAP Equivalents
(unaudited — dollars in thousands)

Note:	The company provided detailed explanations of these non-GAAP financial measures in its Form 8-K filed with the Securities and Exchange Commission on October 20, 2011.

	Three months ended
	September 30,
	2011	2010

Reconciliation to Adjusted EBITDA:
Net loss	$(11,564)	$(20,470)
Reconciling items:
Depreciation and amortization expense	3,364	3,852
Interest expense, net	5,319	6,910
Income tax expense (benefit)	268	(525)
Loss from discontinued operations, net of tax	101	795
Asset impairments	—	839
Litigation settlement	—	(1,238)
Stock compensation expense	1,665	1,097
Other	106	444

Adjusted EBITDA	$(741)	$(8,296)

Adjusted EBITDA as percentage of sales	-0.3%	-4.6%